Exhibit 99.1

Oceaneering Announces Second Quarter Earnings

-- Reports EPS of $0.66 and Adjusted EPS of $0.76
-- Lowers 2015 EPS Guidance Range to $2.70 to $2.90
-- Initiates Third Quarter 2015 EPS Guidance of $0.65 to $0.75
-- Repurchased 900,000 Shares of Common Stock

July 22, 2015 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported quarterly earnings for the second quarter ended June 30, 2015.

On revenue of $810.3 million, Oceaneering generated net income of $65.5 million, or $0.66 per share. Excluding the impacts of a $9.0 million inventory write-down, or $0.06 per share, and $6.0 million of net foreign currency exchange losses, or $0.04 per share, adjusted net income was $75.2 million, or $0.76 per share. The calculations of adjusted net income and earnings per share are shown in the table Adjusted Net Income and Diluted Earnings per Share (EPS), under the caption Reconciliation of GAAP to Non‑GAAP Financial Information.

The inventory write-down, reported in Subsea Products gross margin, was a result of a decision to exit the business of manufacturing subsea blowout preventer (BOP) control systems. The foreign currency exchange losses, reported in other income and expense, included $8.9 million of losses in Angola, attributable to its central bank’s devaluation of the kwanza, primarily in June.

During the corresponding period in 2014, Oceaneering reported revenue of $927.4 million and net income of $110.3 million, or $1.02 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,

	2015	2014	2015	2015	2014

Revenue	$810,303	$927,407	$786,772	$1,597,075	$1,767,608
Gross Margin	167,545	218,215	163,449	330,994	407,706
Income from Operations	107,940	161,311	106,650	214,590	294,173
Net Income	$65,468	$110,295	$69,499	$134,967	$201,520

Diluted Earnings Per Share (EPS)	$0.66	$1.02	$0.70	$1.36	$1.86

Year over year, quarterly operating income declined on reduced profit contributions from Remotely Operated Vehicles (ROV), Subsea Products, and Asset Integrity. Quarterly earnings were down due to the operating income decline, the foreign currency exchange losses, and higher interest expense as a result of indebtedness incurred during the second half of 2014.

Sequentially, operating income was about the same, but would have been higher if not for the inventory write-down. Earnings declined due to the foreign currency exchange losses.

M. Kevin McEvoy, Chief Executive Officer, stated, “Our operating results during the quarter surpassed what we had anticipated. This was attributable to performances from our ROV and Subsea Projects segments. ROV benefited from better-than-expected revenue per day on hire due to more vessel work, and Subsea Projects profited from higher U.S. Gulf of Mexico (GOM) demand for deepwater intervention and diving services.

“We made a decision during the quarter to cease manufacturing subsea BOP control systems due to deteriorating demand prospects. We intend to continue providing aftermarket parts for the installed base.

“Compared to the first quarter, ROV operating income was essentially flat. During the quarter we put three new ROVs into service and retired three. At the end of June, we had 336 vehicles in our fleet, compared to 323 one year ago. We were pleased that we were able to hold operating margin at 28%, flat with the first quarter, as our focus on cost reductions is having an impact in a period when customers are requiring pricing concessions.

“Subsea Products operating income declined due to the BOP control system inventory write-down. Excluding the write-down, our operating margin was essentially flat with that of the first quarter. Subsea Products backlog at quarter end was $703 million, compared to our March 31 backlog of $788 million and $850 million one year ago. Our book to bill ratio year-to-date was 1.0.

“Sequentially, Subsea Projects operating income increased on a seasonal pickup in GOM demand for deepwater intervention and diving services, and lower regulatory vessel inspection expenses. Notably in the current market environment, Subsea Projects operating income for the second quarter and year-to-date 2015 exceeded operating income for the same periods of 2014.

“Asset Integrity operating income declined primarily due to lower demand and pricing for inspection services in the United Kingdom. Advanced Technologies (AdTech) continues to perform well, as operating income improved sequentially on higher demand for engineering services by the U.S. Navy; and year-to-date earnings contribution substantially exceeded that of the 2014 period.

“We generated EBITDA of $165 million during the quarter, $330 million year to date, and for 2015 we anticipate generating at least $660 million. At the end of the quarter, we had $191 million in cash and an undrawn $500 million revolver.

“During the quarter we paid $27 million in cash dividends and repurchased 900,000 shares of our common stock at a cost of $45 million. Additionally, in early April we completed the acquisition of C & C Technologies, Inc., a global provider of survey, autonomous underwater vehicle (AUV), and satellite-based positioning services. The acquisition price of approximately $230 million was paid in cash. These actions underscore our continued confidence in Oceaneering’s financial strength and future business prospects.

“Our overall outlook for the second half of this year is down somewhat from last quarter’s guidance, primarily on reduced expectations for Subsea Products and Asset Integrity. We now expect to report EPS of $1.34 to $1.54 during the second half of 2015. Given this outlook and our year-to-date performance, we are lowering our 2015 EPS guidance to a range of $2.70 to $2.90 from $2.80 to $3.20, down about 7% at the midpoints.

“Relative to the first half of 2015, during the second half we expect to generate higher operating income from Subsea Products and AdTech, lower ROV and Subsea Projects results, and a similar operating income contribution from Asset Integrity. For the third quarter of 2015, we are projecting EPS of $0.65 to $0.75. We are expecting a sequential quarterly improvement in income from Subsea Products, and similar or declining profit contributions from our other segments.

“We believe our cash flow and liquidity position us well to manage our business through the current low commodity price environment. Longer-term, deepwater is still expected to continue to play a critical role in global oil supply growth required to replace depletion and meet projected demand.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: intention to continue providing aftermarket parts for the BOP control systems installed base; statements about backlog, to the extent it may be an indicator of future revenue or profitability; anticipated minimum 2015 EBITDA; continued confidence in its financial strength and future business prospects; overall outlook for the second half of this year, particularly relative to Subsea Products and Asset Integrity; EPS guidance range for the second half of 2015; 2015 EPS guidance range; second half operating income expectations from each of its business segments; 2015 Q3 EPS guidance range; third quarter operating income expectations from each of its business segments; belief that its cash flow and liquidity position it to manage its business through the current low commodity price environment; and its expectation of deepwater’s continued role in global oil supply growth. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

This press release uses the non-GAAP financial measures “EBITDA,” “adjusted net income” and “adjusted EPS.” We define EBITDA as net income plus provision for income taxes, interest expense, net, and depreciation and amortization.  We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry.  We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does not reflect the funds actually available for capital expenditures, dividends, or various other purposes.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures in other companies’ reports.  The amounts shown as adjusted net income and adjusted EPS exclude the impacts of the inventory write-down and the net foreign currency exchange losses referred to above, and therefore have not been calculated in accordance with GAAP.  We are using adjusted net income and adjusted EPS internally to evaluate our results of operations, as these measures provide supplemental information our management has deemed useful in evaluating our financial performance.  We have elected to provide this supplemental information to investors in order to enable them to perform comparisons of our operating results that may be meaningful to them.

Non‑GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  For a reconciliation of our disclosures of non-GAAP amounts to the most directly comparable GAAP financial measures, please see the attached table.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, July 23, 2015 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1229

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Jun 30, 2015	Dec 31, 2014
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $190,630 and $430,714)				$1,520,000	$1,713,550
Net Property and Equipment				1,310,211	1,305,822
Other Assets				638,123	485,568
TOTAL ASSETS				$3,468,334	$3,504,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$662,986	$679,137
Long-term Debt				792,917	743,009
Other Long-term Liabilities				414,267	425,024
Shareholders' Equity				1,598,164	1,657,770
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,468,334	$3,504,940

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2015	Jun 30, 2014	Mar 31, 2015	Jun 30, 2015	Jun 30, 2014
	(in thousands, except per share amounts)

Revenue	$810,303	$927,407	$786,772	$1,597,075	$1,767,608
Cost of services and products	642,758	709,192	623,323	1,266,081	1,359,902
Gross Margin	167,545	218,215	163,449	330,994	407,706
Selling, general and administrative expense	59,605	56,904	56,799	116,404	113,533
Income from Operations	107,940	161,311	106,650	214,590	294,173
Interest income	51	41	156	207	120
Interest expense	(6,212)	(398)	(6,088)	(12,300)	(809)
Equity earnings (losses) of unconsolidated affiliates	1	8	(255)	(254)	(28)
Other income (expense), net	(6,484)	(417)	700	(5,784)	(123)
Income before Income Taxes	95,296	160,545	101,163	196,459	293,333
Provision for income taxes	29,828	50,250	31,664	61,492	91,813
Net Income	$65,468	$110,295	$69,499	$134,967	$201,520

Weighted average diluted shares outstanding	98,894	108,421	99,912	99,401	108,571
Diluted Earnings per Share	$0.66	$1.02	$0.70	$1.36	$1.86

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Six Months Ended
		Jun 30, 2015	Jun 30, 2014	Mar 31, 2015	Jun 30, 2015	Jun 30, 2014
		($ in thousands)

Remotely Operated Vehicles	Revenue	$216,426	$268,274	$219,447	$435,873	$524,093
	Gross Margin	$70,132	$86,685	$71,311	$141,443	$173,875
	Operating Income	$61,294	$75,825	$62,182	$123,476	$152,565
	Operating Income %	28%	28%	28%	28%	29%
	Days available	30,465	29,059	30,131	60,596	56,910
	Days utilized	21,710	24,510	22,139	43,849	48,379
	Utilization %	71%	84%	73%	72%	85%

Subsea Products	Revenue	$240,057	$327,252	$240,729	$480,786	$587,262
	Gross Margin	$62,465	$99,558	$69,767	$132,232	$174,687
	Operating Income	$42,286	$79,497	$50,014	$92,300	$134,013
	Operating Income %	18%	24%	21%	19%	23%
Backlog at end of period		$703,000	$850,000	$788,000	$703,000	$850,000

Subsea Projects	Revenue	$172,324	$136,199	$153,572	$325,896	$274,389
	Gross Margin	$36,989	$30,122	$26,900	$63,889	$54,531
	Operating Income	$30,607	$25,863	$22,276	$52,883	$46,400
	Operating Income %	18%	19%	15%	16%	17%

Asset Integrity	Revenue	$95,509	$130,229	$98,493	$194,002	$254,388
	Gross Margin	$11,750	$23,207	$12,799	$24,549	$45,073
	Operating Income	$4,576	$15,915	$5,025	$9,601	$30,000
	Operating Income %	5%	12%	5%	5%	12%

Advanced Technologies	Revenue	$85,987	$65,453	$74,531	$160,518	$127,476
	Gross Margin	$10,945	$5,597	$9,400	$20,345	$13,324
	Operating Income	$6,267	$198	$5,020	$11,287	$3,153
	Operating Income %	7%	—%	7%	7%	2%

Unallocated Expenses
Gross margin expenses		$(24,736)	$(26,954)	$(26,728)	$(51,464)	$(53,784)
Operating income expenses		$(37,090)	$(35,987)	$(37,867)	$(74,957)	$(71,958)

TOTAL	Revenue	$810,303	$927,407	$786,772	$1,597,075	$1,767,608
	Gross Margin	$167,545	$218,215	$163,449	$330,994	$407,706
	Operating Income	$107,940	$161,311	$106,650	$214,590	$294,173
	Operating Income %	13%	17%	14%	13%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$275,347	$157,450	$49,412	$324,759	$261,488
Depreciation and Amortization		$63,483	$56,057	$58,003	$121,486	$109,408

	RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	Adjusted Net Income and Diluted Earnings per Share (EPS)

				For the Three Months Ended
				June 30, 2015
				Net Income	Diluted EPS
				(in thousands)
Net Income and Diluted EPS as reported in accordance with GAAP				$65,468	$0.66
After tax effect of inventory write-down				5,866	0.06
After tax effect of foreign currency losses				3,886	0.04
Adjusted amounts				$75,220	$0.76

Notes:
	Incremental applicable income tax rate used for each adjusting item in each period presented is 35%.
	Weighted average number of diluted shares in each period presented is the same for each adjusting item as used in accordance with GAAP for that period.

	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2015	Jun 30, 2014	Mar 31, 2015	Jun 30, 2015	Jun 30, 2014
	(in thousands)

Net Income	$65,468	$110,295	$69,499	$134,967	$201,520
Depreciation and Amortization	63,483	56,057	58,003	121,486	109,408
Subtotal	128,951	166,352	127,502	256,453	310,928
Interest Expense, net of Interest Income	6,161	357	5,932	12,093	689
Amortization included in Interest Expense	(265)	—	(266)	(531)	—
Provision for Income Taxes	29,828	50,250	31,664	61,492	91,813
EBITDA	$164,675	$216,959	$164,832	$329,507	$403,430

	2015 Estimates
	Low	High
	(in thousands)
Net Income	$270,000	$290,000
Depreciation and Amortization	240,000	250,000
Subtotal	510,000	540,000
Interest Expense, net of Interest Income	25,000	25,000
Provision for Income Taxes	125,000	135,000
EBITDA	$660,000	$700,000